Exhibit 99.1

For Immediate Release

Date: May 5, 2010

Calgary, Alberta

Listed:  TSX: VT, ASX: VTA

Viterra Closes Acquisition of Dakota Growers Pasta Company

Calgary, Alberta — Viterra Inc. announced today that it has closed the acquisition of Dakota Growers Pasta Company, Inc. (“Dakota Growers”), a leading producer and marketer of dry pasta products in North America.

With the close of the transaction, Viterra will now operate an integrated durum mill and pasta production plant in Carrington, North Dakota and a pasta production plant in New Hope, Minnesota.

The deal represents a total enterprise value of USD$240 million, which includes equity value and anticipated net cash/debt at closing, subject to certain adjustments for transaction costs and other closing adjustments.

The all-cash transaction, structured as a tender offer followed by a merger of a Viterra subsidiary and Dakota Growers, was unanimously approved by the Boards of Directors of both companies and originally announced on March 10, 2010.

President and CEO, Mayo Schmidt said, “We are very pleased to have successfully completed this acquisition and would like to thank stockholders of Dakota Growers for their overwhelming support.  Joining our businesses is an excellent opportunity to create further value for our farmers and end use customers, and we look forward to building on our reputation for quality and performance with Dakota Growers’ employees.”

The acquisition will enhance Viterra’s milling capabilities, and enable the company to leverage its relationships with premier food companies and expertise in durum origination and marketing.  The company also expects to take advantage of strong industry fundamentals based on growing demand for private label products and lower cost, healthier foods.

About Viterra

Viterra Inc. provides premium quality ingredients to leading global food manufacturers. Headquartered in Canada, the global agribusiness has extensive operations across Western Canada, Australia, and New Zealand, with Adelaide, Australia as the base for Viterra’s Southeast Asian operations. Our growing international presence also extends to operations in the United States, offices in Japan, Singapore, China and Switzerland. Driven by an entrepreneurial spirit, we operate in three distinct businesses: grain handling and marketing, agri-products, and value-added processing.  Our expertise, close relationships with producers, and superior logistical assets allow the company to consistently meet the needs of the most discerning end-use customers, helping to fulfill the nutritional needs of people around the world.

2625 Victoria Avenue, Regina, Saskatchewan S4T 7T9 Canada	www.viterra.ca

Forward-Looking Information

This release contains forward looking statements that involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such statements. Important factors that could affect these statements include, without limitation, weather conditions; producer’s decisions regarding total planted acreage, crop selection, and utilization levels of farm inputs such as fertilizers and pesticides; grain export levels; changes in government policy and transportation deregulation; world agricultural commodity prices and markets; currency risk; changes in competitive forces including pricing pressures; and global political and economic conditions, including grain subsidy actions of the United States and European Union.

FOR FURTHER INFORMATION PLEASE CONTACT:

Peter Flengeris

Investor Relations and Corporate Affairs

Viterra Inc.

(306) 569-4810

Website: http://www.viterra.ca